Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2005 and 2004

(Canadian Dollars)

1.

AUDITORS’ REPORT

To the Shareholders of

Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2005 and 2004, and the consolidated statements of income, retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all materials respects, the financial position of the company as at March 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements for the year ended March 31, 2003 were audited by another firm of Chartered Accountants, who expressed an opinion without reservation on those consolidated financial statements in their report dated June 16, 2003.

July 27, 2005

Chartered Accountants

Thornhill, Ontario

2.

COMMENTS BY AUDITORS FOR U.S READERS ON CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements.

The opinion on page 1 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

July 27, 2005

Chartered Accountants

Thornhill, Ontario

3.

Bontan Corporation Inc.

Consolidated Balance Sheets

(Canadian Dollars)

March 31, 2005 and 2004

	Note	2005	2004
Assets
Current
Cash		$860,330	$500,541
Short term investments	3	76,387	-
Interest in oil properties	6(i)	2,161,986	-
Deferred stock based compensation	4	1,732,929	-
Prepaid and other receivables		26,958	54,690
		4,858,590	555,231
Advances	5	-	2,530,353
Interest in gas properties	6 (ii)	216,568	-

		$5,075,158	$3,085,584
Liabilities
Current
Accounts payable and accrued liabilities		$109,710	$350,664
Advances from shareholders, non-interest bearing		14,611	515,572
		124,321	866,236
Shareholders' Equity
Capital stock	8	28,280,890	24,287,903
Contributed surplus	9 (iii)	3,795,078	-
Deficit		(27,125,131)	(22,068,555)
		4,950,837	2,219,348
		$5,075,158	$3,085,584

Commitments and Contingent Liabilities (Note 9)
Related Party Transactions (Note 10)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director

                                                           (signed)                                                (signed)

The accompanying notes are an integral part of these financial statements

4.

Bontan Corporation Inc.

Consolidated Statements of Operations

(Canadian Dollars)

For the Years Ended March 31, 2005, 2004 and 2003

	Note	2005	2004	2003
Income
Gain on disposal of investments		$417,255	$-	$-
Interest		1,606	251	1,880
Exchange (loss)gain		(17,898)	46,707	13,376

		400,963	46,958	15,256
Expenses
Stock based compensation	11	4,815,922	703,702	-
Travel, promotion and consulting		201,803	402,321	105,555
Shareholders information		127,205	165,431	63,657
Professional fees		116,479	110,547	45,339
Communication		17,985	4,105	2,521
Office and general		12,993	4,886	8,150
Transfer agents fees		8,323	7,821	13,175
Bank charges and interest		3,922	3,713	1,449
Project development costs		-	-	88,831
Rent	14(a)	(26,771)	5,390	5,942
		5,277,861	1,407,916	334,619
Loss from continuing operations		(4,876,898)	(1,360,958)	(319,363)
Discontinued operations	13	(179,678)	-	-
Net loss for year		(5,056,576)	(1,360,958)	(319,363)

Basic and diluted loss per share information
Loss from continuing operations		$(0.42)	$(0.26)	$(0.31)
Loss form discontinued operations		$(0.02)	-	-
Net Loss per share	10	$(0.43)	$(0.26)	$(0.31)

The accompanying notes are an integral part of these financial statements

5.

Bontan Corporation Inc.

Consolidated Statements of Cash Flows

(Canadian Dollars)

For the Years Ended March 31, 2005, 2004 and 2003

The accompanying notes are an integral part of these financial statements

6.

Bontan Corporation Inc.

Consolidated Statement of Shareholders’ Equity

(Canadian Dollars)

For the Years Ended March 31, 2005, 2004 and 2003

	Number of Shares	ShareCapital	Contributed surplus	Accumulated Deficit	Shareholders' Equity(Deficit)
Balance March 31, 2002	7,226,030	$20,393,106	$-	$(20,388,234)	$4,872
Net loss	-	-	-	(319,363)	(319,363)
Balance March 31, 2003	7,226,030	20,393,106	-	(20,707,597)	(314,491)
7:1 reverse stock split	(6,193,746)	-	-	-	-
Buy-back of fractional shares	(465)	(939)	-	-	(939)
Issued under a private placement	6,705,015	3,153,591	-	-	3,153,591
Subscribed under a private placement	831,429	393,113	-	-	393,113
Finder's fee paid on private placement	-	(354,670)	-	-	(354,670)
Issued under 2001 Consultant Stock Compensation Plan	225,000	148,675	-	-	148,675
Issued subsequent to the year end to consultants under 2001 Stock Compensation Plan in settlement of services rendered during the year	806,190	555,027	-	-	555,027
Net loss	-	-	-	(1,360,958)	(1,360,958)
Balance March 31, 2004	9,599,453	24,287,903	-	(22,068,555)	2,219,348
Issued under private placement	1,343,124	649,679	-	-	649,679
Finder's fee paid on private placement	-	(35,237)	-	-	(35,237)
Options granted under 1999 and 2001 stock option plans	-	-	5,265,240	-	5,265,240
1999 Stock options exercised	1,100,000	624,773	-	-	624,773
Value transferred from contributed surplus to the extent exercised	-	1,470,162	(1,470,162)	-	-
Issued under 2001 Consultant stock compensation plan	174,524	119,695	-	-	119,695
Issued under 2003 Consultant stock compensation plan	754,619	1,163,915	-	-	1,163,915
Net loss	-	-	-	(5,056,576)	(5,056,576)
Balance March 31, 2005	12,971,720	$28,280,890	$3,795,078	$(27,125,131)	$4,950,837

The accompanying notes are an integral part of these financial statements

7.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

1.

NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that operates and invests in major exploration and exploitation projects in countries around the globe through its subsidiaries by acquiring joint venture, indirect participation interest and working interest in those projects.

GOING CONCERN

The Company’s new business strategy, which evolved in fiscal 2004 involves activities in the exploration and development of oil, gas and mineral resources. The business of exploring for minerals and oil and gas involves a high degree of risk, and few properties that are explored are ultimately developed into producing mines and wells. Significant expenditures may be required to establish proven reserves, to develop recovery processes, and to construct mining, drilling and processing facilities at a particular site. It is not possible to ensure that the current exploration programs in which the Company holds interests will result in profitable commercial operations.

Although the Company has taken steps to verify title to resource properties in which it plans to acquire interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company's title. Property title may be subject to prior agreements and non-compliance with regulatory requirements.

The Company expects to selectively explore and develop the portfolio, through joint venture arrangements or otherwise. The scheduling and scale of such future activities will depend on results and market conditions. Repatriation of earnings and capital from overseas countries is subject to compliance with registration requirements. There can be no assurance that restrictions on repatriation will not be imposed in the future.

The Company has experienced negative cash flows from operating activities in recent years. The Company estimates that it will have adequate funds available from current working capital, operations, and committed and prospective financing to meet its existing corporate, administrative and operational obligations in the coming year. If adequate funds are not available from the sources noted above, then the Company may be required to raise additional financing through equity issuance, borrowings and /or sale of its assets. While the Company has been successful in the past in raising financing there is no assurance that the Company will be able to raise the necessary funding to meet its obligations.

These consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business.

8.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

2.

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) except as described in Note 18 “Differences from United States Generally Accepted Accounting Principles”.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as detailed below. All inter-company balances and transactions have been eliminated on consolidation.

Subsidiary	Date of incorporation / acquisition	Comments on current status

Foodquest Inc.		Inactive since 1998
1388755 Ontario Inc.		Inactive since April 2003
Bontan Diamond Corporation	20-Feb-04	Business discontinued in December 2004. No further activities.
Bontan Oil & Gas Corporation	20-Feb-04	Interests in oil and gas exploration projects.
Bontan Gold Corporation	20-Feb-04	Not yet active
Bontan Mineral Corporation	20-Feb-04	Not yet active
Bontan Trading Corporation	20-Feb-04	Not yet active

9.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Properties

The cost of each mineral property, or interest therein, together with exploration costs are capitalized until the properties to which they relate are placed into production, sold or abandoned. These costs will be amortized on the basis of units produced in relation to the proven reserves available on the related property following commencement of production. Costs of abandoned properties are written off to operations.

The costs capitalized do not necessarily reflect present or future values. The ultimate recovery of such amounts depends on the discovery of economically recoverable reserves, successful commercial development of the related properties, availability of financing and future profitable production or proceeds from the disposition of the properties.

Although the Company has taken steps to verify the title to resource properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements, transfers or aboriginal land claims and title may be affected by undetected defects.

Oil and Gas Properties Interest

Interests held in oil and gas properties are recorded on the basis of successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves are capitalized. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitments or the Company’s assessment of its ability to sell the property for an amount exceeding the deferred costs, provision is made for the impairment in value.

Short-term Investments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period and are recorded at lower of cost and market value.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar.  Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired.  Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets. The resulting gains or losses on translation are included in the consolidated statement of operations.

10.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

Future Income Taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The market value of the Company’s share on the date of issuance of shares under any stock compensation plan is considered as fair value of the shares issued.

Loss Per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

3.

SHORT TERM INVESTMENTS

Short-term investments comprise marketable securities. The net cost of the securities on hand at March 31, 2005 of $ 92,735 was written down to its fair market value and an unrealized loss of $16,348 was adjusted against gain on disposal of investments in the consolidated statements of operations.

11.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

4.

DEFERRED STOCK BASED COMPENSATION

Deferred stock option compensation relates to the fair value of shares and options issued under the Company’s Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2004	Deferred during year	Expensed during year	Balance at March 31, 2005	Balance at March 31, 2004
Options	$-	$1,145,152	$-	$1,145,152	$-
Stocks	-	587,777	-	587,777	-
	$-	$1,732,929	$-	$1,732,929	$-

5.

ADVANCES

The advances comprised funds provided to a non-affiliated corporation from time to time during the previous year for the purpose of acquiring an indirect participation interest (IPI) of approximately 0.88% in phase one of an oil exploration program in Papua New Guinea.

The advances carried no interest, and were secured by a first charge on the IPI and were convertible into such IPI at the option of the Company pursuant to the terms of the loan agreement dated July 21, 2003.

On July 9, 2004, the Company exercised its option and converted its advances into IPI. (See Note 6 )

6.

OIL AND GAS PROPERTIES INTERESTS

	31-Mar-04	Exploration costs	Amortization	Write-down	31-Mar-05

Interest in oil properties (i)	$-	$2,161,986	$-	$-	$2,161,986
Interest in gas properties (ii)	-	216,568	-	-	216,568

	$-	$2,378,554	$-	$-	$2,378,554

12.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

6.

OIL AND GAS PROPERTIES INTERESTS (Continued)

(i)

On July 9, 2004, the Company converted its advances to a non-affiliated corporation (note 5) for the purpose of acquiring an Indirect Participation Interest (IPI) in a Phase One oil exploration program in Papua New Guinea into (i) US$270,900 into 15,262 shares of InterOil Corporation according to the terms of the IPI agreement and (ii) the balance of the advances of approximately US$1.6 million for a 0.75% IPI. Under the IPI Agreement terms, the funds paid towards IPI would be used for exploration program involving maximum of 16 wells. The program is managed by InterOil Corporation, a non related public company.  Should the aggregate of all discoveries resulting from Phase One Exploration Program be less than 5 million barrels of recoverable Petroleum, the Company would receive 89,577 common shares of InterOil Corporation at an agreed valuation of US$17.75 per share under a backstop payment clause in the IPI agreement. Further, until InterOil Corporation elects to proceed with a completion program, the Company will have an option to opt out of the program and convert its IPI into 89,577 common shares of InterOil Corporation at an agreed valuation of US$17.75 per share.

Subsequent to the year-end, the Company sold its IPI to a non-related privately held institutional investor for US$ 3.2 million (see Note 15). As a result, cost of the interest in the oil properties is included under current assets in the financial statements as at March 31, 2005.

(ii)

On October 15, 2004, the Company entered into an exploration agreement with a private investors group in the United States under which it acquired 49% gross working interest in a gas exploration project in the State of Louisiana, USA. The total estimated project cost is approximately US$ 7 million. Up to March 31, 2005, several cash calls were made by the Operators of the project to pay for the seismographic costs and leases secured on the land targeted for exploratory drilling.  The Company’s share of these cash calls is included above under exploration costs.  Exploratory drilling on this project has not yet begun. Management does not believe that there has been an impairment in the value of the interest, therefore there is no need for any write off or reduction in the capitalized costs.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

7.

MINERAL PROPERTIES

	March 31, 2004	Acquisition costs	Deferred exploration	Write-down	March 31, 2005
Joint venture interest in Brazilian properties
Rio Abaete	$-	$9,374	$18,455	$(27,829)	$-
Coromandel-MG and Goiandira-GO	-	27,570	-	(27,570)	-

	$-	$36,944	$18,455	$(55,399)	$-

Rio Abaeté

- On September 2, 2004, Astrogemas Mineraçāo Ltd. (AML), a subsidiary of Bontan Diamond Corporation, which in turn was a wholly owned subsidiary of the Company entered into a joint venture agreement with a Brazilian corporation to mine for diamonds on two claim areas totalling to 1,593 hectares situated in Rio Abaeté in the State of Mina Gerais in Brazil. Under the agreement, the Company would own a 95% interest and would also be entitled to royalties ranging from 2.5% to 5% on the gross proceeds of diamonds, which might be mined in areas licensed to 40 freelance garimpeiros.

Under the terms of the agreement, the Company was committed to incur a further sum of approximately US$57,000 on plant instalment and licence cost and responsible for the operational costs subject to the land licencee who was also the holder of the remaining 5% interest obtaining the environmental permits.

Environmental permits were not available until December 30, 2004, when the parties to the agreement determined that the risks were excessive and decided to abandon the project. The Company therefore closed its Brazilian operations and Brazilian office accordingly cancelled the agreement and discontinued further work on this project.  The acquisition costs and exploration costs, which were deferred, were, as a result, fully written off at December 31, 2004.

Coromandel–MG and Goiandira–GO - On September 22, 2004 AML signed a six-month option agreement originally contracted in June 2004 and expiring in December 2004 with another Brazilian corporation to re-examine at least 18 known intrusives of kimberlitic affinity for their diamond content. The kimberlitoids are covered by 12 claim areas totalling 2,322 hectares, located in the vicinities of Goiandira (Goiás state) and Coromandel (Minas Gerais state).

The option agreement provided for AML to acquire 60% interest in any or all claims should the exploration prove positive within the overall 1-year option period and also a first right of refusal to buy back the 40% interest retained by the claim holder. The option could be extended at the discretion of the Company by paying a further sum of US$30,000 to the claim holder.

However, the Company decided to discontinue its Brazilian operations on December 30, 2004 and chose not to renew the above option. Accordingly, the cost of acquisition of the option was fully written off at December 31, 2004.

13.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

8.

CAPITAL STOCK

(a)

Authorized

Unlimited number of common shares

(b)

Issued

As at March 31		2005		2004
		Common		Common
		Shares	Amount	Shares	Amount
Beginning of year		9,599,453	$24,287,903	7,226,030	$20,393,106	$41,113,386
Reverse stock split		-	-	(6,193,746)	-
Buy-back of fractional shares			-	(465)	(939)
Issued under a private placement	ii	1,343,124	649,679	6,705,015	3,153,591
Subscribed under a private placement		-	-	831,429	393,113
Expenses relating to private placement	ii		(35,237)		(354,670)
Issued under 2001 Consultant Stock Compensation Plan	ii	174,524	119,695	225,000	148,675
Issued subsequent to the year end to consultants under 2001 Stock Compensation Plan in settlement of services rendered during the year		-	-	806,190	555,027
Issued under 2003 Consultant Stock Compensation Plan	iii	754,619	1,163,915	-	-
Options excercised	iv	1,100,000	2,094,935
		12,971,720	$28,280,890	9,599,453	$24,287,903

(i)

On April 28, 2003, the Company reached an agreement with certain accredited investors for a private placement of up to 7,143,000 Units at US$0.35 per Unit for a gross proceeds of about US$2.5 million. Each Unit includes one common share and one common share purchase warrant. Each warrant entitles its holder to acquire one common share of the company at a price of US$1.00 within twenty-four months of the date of issuance of the Unit.  The shares issued under this private placement would be restricted in terms of their transferability and salability in accordance with the relevant regulatory requirements. Private placement was closed on May 26, 2004. The actual number of Units subscribed under the private placement was 8,879,571 of which 1,343,124 were subscribed and paid for between April 1, 2004 and May 26, 2004 and the balance of 7,536,447 was subscribed and paid for in the fiscal 2004.

Expenses relating to the private placement represented finder’s fee of 10% of the subscription.

None of the warrants were exercised or expired as at March 31, 2005

14.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

8.

CAPITAL STOCK (b) (Continued)

(ii)

174,524 shares were issued to four independent consultants under 2001 Consultant Stock Compensation Plan for services rendered during fiscal 2005, which were valued at fair market value on the date of issue.

(iii)

754,619 shares were issued to seven independent consultants under 2003 Consultant Stock Compensation Plan for services, valued at the fair market value of shares on the dates of issue. 290,500 shares of the issued shares valued at $566,426 were issued to Mr. Terence Robinson, the former chief executive officer of the Company, for services as a consultant between July 2004 and December 2005, which otherwise were to be paid for in a cash fee of $10,000 per month as per the terms of his consulting contact.

347,404 shares at a fair market valuation of $587,777 relate to the services to be rendered in fiscal 2006. The amount is therefore included under deferred stock compensation on the consolidated balance sheet. (Note 4)

9.

STOCK OPTION PLANS

(a)

The Company has two option plans as follows:

(i)

On April 30, 2003, the Company registered 3 million stock options under “1999 stock option plan” exercisable at option prices ranging from US$0.35 to US$1 with Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

(ii)

On July 22, 2004, the Company registered 2.5 million stock options under “2003 stock option plan” exercisable at option prices ranging from US$0.50 and US$ 1.75 with SEC as required under the Securities Act of 1933.

(b)

At March 31, 2005, 4.4 million common shares were reserved for issuance under the Company’s stock option plans as follows:

	Number of options	Weighted average exercise price in US$
Outstanding at beginning of year	-	-
Granted	5,500,000	0.48
Exercised	(1,100,000)	0.47
Expired	-	-
Outstanding at end of year	4,400,000	0.48

Options exercisable at year end	3,592,500
Weighted average fair value of options granted during the year	$0.96

15.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

9.

STOCK OPTION PLANS (Continued)

	Options outstanding		Options exercisable
exercise price in US$	Number	weighted average remaining contractual life (years)	Number	weighted average remaining contractual life (years)
0.35	1,740,000	4.34	932,500	4.31
0.50	2,325,000	4.37	2,325,000	4.37
0.75	140,000	3.96	140,000	3.96
1.00	125,000	0.92	125,000	0.92
1.50	50,000	0.84	50,000	0.84
1.75	20,000	0.17	20,000	0.17
0.48	4,400,000	4.19	3,592,500	4.15

All options were granted to consultants and vested immediately on the date of the grant except for 1,615,000 options which vest in four equal instalments of 403,750 at the end of each quarter beginning from the date of the grant. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was less than the market price of the stock on the date of the grants. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

(c)

The fair value of the options granted has been estimated at the date of grant in the amount of  $5,265,240 using a Black-Scholes option price model with the following weighted average assumptions:

Risk free interest rate

3.71%

Expected dividends

nil

Expected volatility

170

Expected life

4.1 years

Option pricing models require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

The amount of $4,120,088 has been recorded in the consolidated statement of operations as stock based compensation and the balance of $1,145,152 has been included in the deferred stock based compensation in the consolidated balance sheet representing value of services yet to be provided   with corresponding contributed surplus recorded in shareholders’ equity. $1,470,162 representing the value of the options exercised during the year was transferred from contributed surplus to capital stock.

16.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

10.

LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 11,700,303 shares for the year ended March 31, 2005 (2004 – 5,221,071).

11.

STOCK BASED COMPENSATION

	2005	2004
Shares issued as compensation	$695,834	$703,702
Options granted	$4,120,088
	$4,815,922	$703,702

.

12.

INCOME TAXES

The effective tax rate of nil (2004 – nil) for income taxes varies from the statutory income tax rate of approximately 36% (2004 – 36%) due to the fact that no tax recoveries have been recorded for losses incurred, as management has not determined whether it is more likely than not that the losses will be utilized before they expire.

The temporary differences that give rise to future income tax assets and future income tax liabilities are presented below:

	2005	2004
Amounts related to tax loss and credit carry forwards	$1,424,000	$1,582,000
Net future tax assets	1,424,000	1,582,000
Less: valuation allowance	(1,424,000)	(1,582,000)
	$-	$-

The Company has carry forward tax losses of approximately $4 million, which may be applied against future taxable income and expire as detailed below. The benefit arising from these losses has not been included in the financial statements.

2006	460,000
2007	687,000
2008	202,000
2009	1,007,000
2010	232,000
2011	1,337,000
2015	30,000
$3,955,000

17.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

13.

DISCONTINUED OPERATIONS

On December 30, 2004, the Company decided to close its operations in Brazil and discontinue further participation in any diamond mining activities. It had only one existing joint venture which was dissolved due to the failure of the local partner to obtain the environmental permit for exploratory drilling, which was a pre-condition to the Company’s commitment to invest more money into the program. The Company also had option to acquire mining rights in another program. The option expired on December 31, 2004 and was not renewed (see Note 7 for further details).

The following are the details relating to the discontinued operations:

Operating costs

$

121,279

Assets and deferred costs written off (Note 6)

  55,399

$

176,678

14.

COMMITMENTS AND CONTINGENT LIABILITIES

(a)

The Company received a Notice of Termination dated February 6, 2003 from a previous landlord, wherein the landlord claimed rent arrears of $28,924 and current plus next three months rent and damage for the loss of rent for the remaining term of the lease. The management is of the opinion that they have a strong case against the landlord for not paying such rent and penalty. No further communication has been received from the previous landlord since February 6, 2003. The management therefore reversed the provision of $34,287 made earlier against rent expense in the consolidated statements of operations and believes that the Company has no further liability in the matter.

(b)

The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice for a total monthly fee of US$10,000.

(c)

The Company entered into a new consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term up to March 31, 2010. The contract provides for payment of the fee, which covered the period from November 2004 to December 31, 2005 by allotment of 450,000 options at prices varying from US$.35 and US$.75 plus reimbursement of expenses. The fee for the remaining period in the fiscal 2006 and subsequent years will be decided at the board meeting after the end of the third quarter of the fiscal 2006. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)

The Company entered into a consulting contract with Mr. Terence Robinson, the Chief Executive Officer on April 1, 2003 for a six-year term up to March 31, 2009. The contract provides for a monthly fee of $10,000 inclusive of taxes plus reimbursement of expenses and a lump sum compensation of $250,000 for early termination of the contract without cause. Mr. Robinson resigned as chief executive officer effective May 17, 2004, but continued as consultant under the same terms and conditions.

18.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

14.

COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

(e)

On February 19, 2004, the Company’s subsidiary, Bontan Diamond Corporation, entered into a Memorandum of Understanding (MOU) with Mr. Francis Guardia and Astrogemas Mineração Ltda (AML), a Brazilian corporation owned by Francis Guardia to acquire the said corporation and invest up to US$200,000 required to exercise the option in a Brazilian Joint venture to explore and mine diamonds in Brazil and also to explore opportunities for more licenses and/or joint ventures for diamond exploration in Brazil. The MOU also provided opportunity for Mr. Guardia to earn back up to 40% of the equity interest in Bontan Diamond Corporation on achievements of certain agreed milestones.

On February 17, 2004 the Company’s subsidiary, Bontan Diamond Corporation, entered into a five-year exclusive consulting contract with Mr. Francis Guardia to act as Chief Geologist for the company for a monthly fee of US$4,000 plus expenses and bonus.

However, on November 25, 2004, Mr. Guradia  resigned and on December 30, 2004, Brazilian office and operations were discontinued. The Company has not received and does not expect any further costs other than the ones already incurred and written off.

(g)

The Company acquired 49% working interest in a gas exploration project in the State of Louisiana, USA. Under the terms of the exploration agreement, the Company is committed to provide funds against cash calls made by the Operators of the program within 15 days or as may be extended by the Operators. Total estimated drilling and completion cost of the project to the Company is approximately US$3.7 million. Subsequent to the year end, the Company paid the drilling costs of approximately US$3.1 million (note19 (c)) and is now committed to pay a further US$ 600,000 upon successful completion of the exploratory drilling based on the Authority for Expenditure provided by the Contractor.

15.

RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements.

(i)

Included in shareholders information expense is $117,053 (2004 – $160,627; 2003 – $60,000) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)

CCC charged approximately $24,000 for rent, telephone, consultants’ fees and other office expenses (2004: $62,000 and 2003: $34,000).

(iii)

Finders fee of $35,238 (2004: $352,000, 2003: nil) was charged by CCC in connection with the private placement.

(iv)

Included in professional and consulting fees are fees of $36,000 (2004: $112,150; 2003: $nil) paid to directors of the Company and $28,037 (2004: $111,377, 2003 :$nil) paid to a former director for consulting services.

19.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

15.

RELATED PARTY TRANSACTIONS (Continued)

(v)

Business expenses of $15,205 (2004 - $56,485; 2003 - $nil) were reimbursed to directors of the corporation and $93,244 to a former director who provides consulting services to the Company.

(vi)

Shares issued to director under Consultant’s stock compensation plan – 2005: nil (2004: 100,000 valued at $65,525, 2003: nil). Shares issued to a former director under the Consultant stock compensation plan – 2005: 290,500 valued at $ 566,426 (2004 and 2003: nil).

(vii)

Options issued to directors under Stock option plans – 2005: 485,000 valued at $541,910 (2004 and 2003: nil). Options issued to a former director under Stock option plans – 2005: 2,090,000 valued at $1,002,738 (2004 and 2003: nil)

(viii)

Consulting fees include amounts to Snapper Inc., a shareholder corporation of $12,786 (2004 - $267,894; 2003 - $92,682).

16.

SEGMENTED INFORMATION

As at March 31, 2005, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The Company discontinued its mineral activities effective December 30, 2004.

The accounting policies of the segments are same as those described in Note 2. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions. The following table presents summarised financial information for the fiscal years ended March 31, 2005 and 2004.

Geographic Information

The Company operates from one location in Canada. Its assets are located as follows:

	2005	2004

Canada	$2,464,594	$547,363
Papua New Guinea	2,161,986	2,530,353
USA	216,568	-
Brazil	-	7,868

	$4,843,148	3,085,584

20.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

16.

SEGMENTED INFORMATION (Continued)

Business Segments
	Energy	Mineral
2005	sector	sector

Total revenue	$-	$-
Earnings (losses) from operations	$(3,910)	$-
Total assets	$2,378,554	$-
Total liabilities	$-	$-
2004	Energy sector	Mineral sector
Total revenue	$-	$-
Earnings (losses) from operations	$-	$-
Total assets	$2,530,353	$7,868
Total liabilities	$-	$-

Reconciliation to Financial Statements
	2005	2004
Revenue
Total revenue from reportable segments	$-	$-
Other	418,861	46,958
	$418,861	$46,958
Net loss
Total losses from continuing operations
for reportable segments	$(3,910)	$-
Other	(4,872,988)	(1,360,958)
	$(4,876,898)	$(1,360,958)
Assets
Total assets used for reportable segments	$2,378,554	$2,538,221
Other	2,696,604	547,368
	$5,075,158	$3,085,584
Liabilities
Total liabilities used for reportable segments	$-	$-
Other	124,321	866,236
	$124,321	$866,236

21.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

17.

FINANCIAL INSTRUMENTS

The fair value for all financial assets and liabilities are considered to approximate their carrying values due to their short-term nature.

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

	2005			2004
	Balance under Canadian GAAP	Adjustment	Balance under US GAAP	Balance under Canadian GAAP	Adjustment	Balance under US GAAP
Balance Sheets

Current assets	$4,858,590		$4,858,590	$555,231		$555,231
Long term assets	216,568	(216,568)	-	2,530,353		2,530,353
Total assets	$5,075,158	$(216,568)	$4,858,590	$3,085,584		$3,085,584

Current Liabilities	124,321		124,321	866,236		866,236
Capital stock	28,280,890		28,280,890	24,287,903		24,287,903
Contributed surplus	3,795,078		3,795,078
Deficit	(27,125,131)	(216,568)	(27,341,699)	(22,068,555)		(22,068,555)
Liabilities and shareholders' equity	$5,075,158	$(216,568)	$4,858,590	$3,085,584		$3,085,584

22.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

The impact of significant US GAAP variations on the Consolidated Statement of Operations are as follows:

Year ended March 31	2005	2004	2003

Net Loss for year, Canadian GAAP	(5,056,576)	(1,360,958)	(319,363)
Exploration interests expensed	(216,568)
Write down of product development costs			88,831
Reclassification of unrealized losses on short term investments	16,348
Reclassification of exchange loss(gain) on yea end translation of foreign currency items and balances	17,898	(46,707)	(13,376)
Loss for year US GAAP	(5,238,898)	(1,407,665)	(243,908)
Reclassification of exchange gain(loss) on period end translation of foreign currency items and balances	(17,898)	46,707	13,376
Reclassification of unrealised losses on short term investments	(16,348)	-
Comprehensive loss for year, US GAAP	(5,273,144)	(1,360,958)	(230,532)

Basic and diluted loss per share, US GAAP	(0.45)	(0.26)	(0.22)

23.

Diluted loss per share under US GAAP

The Company had approximately 8.9 million warrants and 4.4 million options, which were not exercised as at March 31, 2005. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

24.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

The impact of the above differences between Canadian GAAP and US GAAP on the consolidated statements of cash flows would be as follows:

Year ended March 31	2005	2004	2003
Cashflows used in continuing operating activities, Canadian GAAP	(257,850)	(421,566)	(215,618)
Adjustment to oil & gas properties interests	(216,568)	-

Cashflows used in continuing operating activities, US GAAP	(474,418)	(421,566)	(215,618)
Cashflows used in discontinued operating activities, Canadian & US GAAP	(179,678)	-
Cashflows used in operating activities, US GAAP	(654,096)	(421,566)	(215,618)

Cashflows used in investing activities, Canadian GAAP	59,064	(2,530,353)	49460
Adjustment to oil & gas properties interests	216,568	-
Cashflow provided by (used) in investing activities	275,632	(2,530,353)	49,460

Cashflow provided by financing activities, Canadian and US GAAP	738,253	3,432,612	138,298

Increase(decrease) in cash during period, Canadian and US GAAP	359,789	480,693	(27,860)
Cash at beginning of year	500,541	19,848	47708
Cash at end of year	860,330	500,541	19,848

25.

26.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

(i)

Short-term Marketable securities

In accordance with Canadian GAAP, short-term marketable securities are carried at the lower of aggregate cost and current market values, with unrealized losses being included in the determination of net income (loss) for the year. Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized.

There is no difference between Canadian GAAP and United States GAAP on the accounting for short-term marketable securities for the years ended March 31, 2005, 2004 and 2003.

(ii)

Oil and gas properties interests

Under Canadian GAAP, mineral properties, including exploration, development and acquisition costs, are carried at cost until the properties to which they relate are placed into production, sold or where management has determined there to be a permanent impairment in value.

Under U.S. GAAP, mineral property expenditures are expensed as incurred. Once a final feasibility study has been completed however, additional costs incurred to bring the mine into production are capitalized as development costs.

As the Company’s interests in gas project is currently at exploratory stages as explained in Note 5, it has been decided to expense the cost of acquiring the interests and its contribution to exploration costs under the US GAAP. No adjustment is considered necessary as regards the Company’s interest in oil properties since the interest was subsequently sold at a profit and was therefore not considered held for exploration as at March 31, 2005.

(iii)

Stock based compensation

Under United States GAAP, Statement of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation (“SFAS 123”) recommends, but does not require, companies to establish a fair market value based method of accounting for stock-based compensation plans. The Company has elected for the years ended March 31, 2005 and 2004 to account for stock-based compensation using SFAS 123.  Accordingly, compensation cost for stock options is measured at the fair value of options granted.

Under Canadian GAAP, the Company accounts for stock based compensation as disclosed in Note 2. Accordingly, there is no difference between Canadian GAAP and United States GAAP on the accounting for stock-based compensation for the years ended March 31, 2005, 2004 and 2003.

27.

28.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

18.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

New accounting pronouncements

In January 2003, the Financial Accounting Standard Board(the “FASB”) released Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”) that requires the primary beneficiary of a variable interest entity (“VIE”) to consolidate such entity. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. Under the guidance of  FIN 46R, entities that do not have interests in structures that are commonly referred to as special purpose entities are required to apply the provisions of the interpretation in financial statements for periods ending after March 14, 2004. The Company does not have interests in any variable interest entities.

In December 2004, the FASB SFAS 123 (Revised 2004), “Share-Based Payment” [“Statement 123(R)"], which is a revision of SFAS. 123, “Accounting for Stock-Based Compensation” [“Statement 123"]. Statement 123(R) supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Effective April 1, 2003, the Company has adopted the fair value accounting method provided for under Statement 123 to apply recognition provisions to its stock options granted, modified or settled after February 1, 2003. Statement 123(R) will have no impact on the consolidated financial statements of the Company.

In December 2004, FASB issued SFAS 153, “Exchanges of Non-Monetary Assets – an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions”. SFAS 123 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetray assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The provisions of SFAS 153  should be applied prospectively. The Company does not anticipate that the application of SFAS 153 will have an impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and SFAS 3, which applies to all voluntary changes in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement is effective for fiscal years beginning after December 15, 2005. The Company does not anticipate that this guidance will impact the consolidated financial statements of the Company.

29.

Bontan Corporation Inc.

Notes to Consolidated Financial Statements

(Canadian Dollars)

March 31, 2005 and 2004

19.

USE OF ESTIMATES

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

20.

SIGNIFICANT POST BALANCE SHEET EVENTS

The following is a summary of key corporate changes and other significant events that occurred subsequent to March 31, 2005:

(a)

On May 25, 2005, the Company’s registration statement in Form F-3 under the Securities Act of 1933 became effective. The registration statement covered 3,654,699 restricted shares and 5,841,726 common shares issuable upon exercise of outstanding warrants, which were issued under the private placement initiated on April 28, 2003. the registration will enable the Company to have the restrictive legends removed from these shares.

(b)

At the time of the registration of the shares issuable upon exercise of warrants, as explained in 1 above, the Company made to its warrant holders an offer to reduce warrant exercise price to US$ 0.60 from US$1 for a limited period of four days. Five warrant holders took advantage of the offer and exercised 739,524 warrants for a total sum of US$ 443,714.

(c)

On July 5, 2005, the Company sold its .75% Indirect Participation Interest in an oil exploration project in Papua New guinea for a sum of US$ 3.2 million to an independent institutional investor under an IPI purchase agreement dated July 5, 2005. The Company received the funds on July 7, 2005. Under the agreement, the Company will no longer be responsible for any future cash calls and other obligations of the Project, which have been taken over by the buyer.

(d)

The Company received two cash calls relating to its 49% working interest in a gas project in the State of Louisiana, USA from the project operator. The two cash calls dated May 15, 2005 and June 20, 2005 totalled US$ 3,052,700 representing the Company’s 49% of the total estimated drilling and equipment leasing costs of US$6,230,000. The Company met both the cash calls within the deadlines agreed with the project operator. The funds remitted by the Company have been deposited in an escrow account and will be released against the actual work.

(e)

On April 12, 2005, one of the independent directors, Mr. Kevin Markland resigned and was replaced by Mr. Damian Lee as an independent director.

21.

PRESENTATION

Certain prior year’s amounts have been reclassified to conform to current presentation

30.